                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       LARSCOM INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                       D

                              LARSCOM INCORPORATED

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1999

                            ------------------------

TO THE STOCKHOLDERS OF LARSCOM INCORPORATED:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of LARSCOM INCORPORATED, a Delaware corporation (the "Company") will be held at 10:00 a.m., local time, on Thursday, May 20, 1999, at The Sheraton San Jose, Almaden Room, 1801 Barber Lane, Milpitas, California 95035, for the following purposes:

    1. To elect six (6) directors of the Company to serve for the ensuing year and until their successors are duly elected and qualified.

    2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the year ending December 31, 1999.

    3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 5, 1999 are entitled to notice of and to vote at the Annual Meeting.

    All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors,

                                          /s/ BRUCE D. HORN

                                          Bruce D. Horn

                                          SECRETARY

Milpitas, California

April 20, 1999

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE POSTAGE PREPAID ENVELOPE.

                              LARSCOM INCORPORATED
                             1845 MCCANDLESS DRIVE
                               MILPITAS, CA 95035
                                  408-941-4000

                            ------------------------

                          PROXY STATEMENT FOR THE 1999
                         ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed Proxy is solicited on behalf of the Board of Directors of LARSCOM INCORPORATED (the "Company") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Thursday, May 20, 1999, local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Sheraton San Jose, Almaden Room, 1801 Barber Lane, Milpitas, California 95035. The telephone number at that location is (408) 943-0600. When proxies are properly dated, executed and returned, the shares they represent will be voted at the meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for each of the proposals set forth herein and at the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    These proxy solicitation materials and the Company's Annual Report to Stockholders for the year ended December 31, 1998, including financial statements, were first mailed on or about April 20, 1999 to all stockholders entitled to vote at the meeting.

RECORD DATE AND VOTING SECURITIES

    Stockholders of record at the close of business on April 5, 1999, (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 8,313,000, shares of the Company's Class A Common Stock, $.01 par value, were issued and outstanding and 10,000,000 shares of the Company's Class B Common Stock, $.01 par value, were issued and outstanding. No shares of the Company's preferred stock were outstanding.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the taking of the vote at the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to Larscom Incorporated at 1845 McCandless Drive, Milpitas, California 95035, Attention: Secretary, or hand-delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

VOTING AND SOLICITATION

    Except with respect to certain matters as to which Delaware law requires each class to vote as a separate class, the holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters, with each share of Class A Common Stock entitled to one vote per share and each share of Class B Common Stock entitled to four votes per share. Stockholders do not have the right to cumulative voting at the meeting.

    The cost of soliciting proxies will be borne by the Company. Arrangements have been made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries. The Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. The Company has retained The Bank of New York, its transfer agent, at an estimated cost of $5,000, to assist in the Company's solicitation of proxies from brokers, nominees, institutions and individuals. In addition, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. No additional compensation will be paid for such services.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Class A and Class B Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST", "WITHHELD" or "ABSTAIN" on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

    Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

    The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a manner consistent with such holding. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR ANNUAL MEETING FOR THE YEAR
  ENDED DECEMBER 31, 1999

    The Company currently intends to hold its 2000 Annual Meeting of Stockholders in May 2000 and to mail Proxy Statements relating to such meeting in April 2000. Stockholder proposals intended to be presented at the 2000 Annual Meeting must be received by the Company for inclusion in the Proxy Statement and form of proxy for that meeting no later than December 20, 1999. Such stockholder proposals should be submitted to Larscom Incorporated at 1845 McCandless Drive, Milpitas, California 95035, Attention: Secretary.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

NOMINEES

    The number of directors authorized by the Company's Board is currently fixed at six and six directors are to be elected at the Annual Meeting of Stockholders.

    Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six (6) nominees named below. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until such director's successor has been duly elected and qualified.

NAME OF DIRECTOR                   AGE                                  PRINCIPAL OCCUPATION
-----------------------------      ---      -----------------------------------------------------------------------------
Paul E. Graf.................          55   President, Chief Executive Officer and Director of Axel Johnson Inc.

Donald Green.................          67   Chairman of the Board and Chief Executive Officer of Advanced Fibre
                                              Communications, Inc.

Donald G. Heitt..............          63   Retired Chairman of the Board of Voysys Corporation

Lawrence D. Milligan.........          63   Retired Senior Vice President of Procter & Gamble Co.

Harvey L. Poppel.............          61   Retired Managing Director of Broadview International

Joseph F. Smorada............          52   Senior Vice President and Chief Financial Officer of Axel Johnson Inc.

    Except as set forth below, each nominee has engaged in his or her principal occupation described above during the past five years. There is no family relationship among any directors or executive officers of the Company.

    PAUL E. GRAF has served as Chairman of the Board of Directors of the Company since June 1990. Mr. Graf has served as President, Chief Executive Officer and director of Axel Johnson since 1989. Prior to joining Axel Johnson, Mr. Graf held various senior executive positions with Schroders, a venture capital company, Conrac Corporation and Texas Instruments. Mr. Graf earned a BS in Electrical Engineering from Rensselear Polytechnic Institute and an MBA from Boston University.

    DONALD GREEN has served as a director of the Company since August 1998. He is a co-founder of Advanced Fibre Communications, Inc. ("AFC") and has served as Chairman of the Board of AFC since May 1992. Mr. Green has also served as Chief Executive Officer of AFC from June 1998 to April 1999 and from May 1992 to June 1997. Prior to AFC, Mr. Green founded Optilink Corporation in 1987 and served as its Chief Executive Officer until the company was acquired in 1990 by DSC Communications Corporation, when he became Vice President and General Manager of the renamed DSC Optilink Access Products division. Prior to his founding Optilink Corporation, Mr. Green founded Digital Telephone Systems in 1969. Mr. Green is also a director of TCSI Corporation, two private organizations and a private non-profit foundation. Mr. Green earned a BS from London University.

    DONALD G. HEITT has served as a director of the Company since November 1996. He served as Chairman of the Board of Voysys Corporation from December 1995 until his retirement in May 1998.

From April 1990 to January 1996, Mr. Heitt was the President and Chief Executive Officer of Voysys Corporation. Prior to 1990, Mr. Heitt served as Senior Vice President of Telebit Corporation, Vice President of Sales and Marketing and President of the computer division of General Automation, Inc., and Vice President of Honeywell Information Systems, Inc. Mr. Heitt earned a BBA from the University of Iowa.

    LAWRENCE D. MILLIGAN has served as a director of the Company since November 1998. Mr. Milligan held several senior management positions over the course of 38 years with Procter & Gamble Co. Prior to retiring from Procter & Gamble in 1998, he was the Senior Vice President responsible for worldwide sales and customer development, a position he held for eight years. Mr. Milligan is Vice Chairman of the Board of Directors of Axel Johnson and is a member of the Board of Directors of U.S. Playing Card Company and Portman Equipment Company. He serves on the Dean's Advisory Councils of Goizueta Business School at Emory University and the University of Texas at Austin. He graduated from Williams College and served in the United States Marine Corp.

    HARVEY L. POPPEL has served as a director of the Company since November 1996. He served as Managing Director at Broadview International from January 1985 until his retirement in December 1996 and as President of Poptech, Inc. since 1984. Previously, he was Senior Vice President, Board Member and Managing Officer of the Information Industry Practice at Booz, Allen & Hamilton and managed communications software development at both Western Union and Westinghouse Electric. He also is a director of Cotelligent, Inc., a professional services firm. Mr. Poppel holds a BS and an MS from Rensselear Polytechnic Institute.

    JOSEPH F. SMORADA has served as a director of the Company since June 1992. Mr. Smorada has served as Senior Vice President and Chief Financial Officer of Axel Johnson since April 1992. Prior to joining Axel Johnson, Mr. Smorada was Senior Vice President and Chief Financial Officer for Lone Star Industries, Inc. from September 1988 to April 1992. Prior to 1988, Mr. Smorada held senior executive positions with Conrac Corporation and Continental Group, Inc. Mr. Smorada earned a BA in Economics from California University of Pennsylvania.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held nine meetings during the year ended December 31, 1998, of which four were meetings in person and five were held by telephone conference call. The Board of Directors acted by unanimous written consent in lieu of a meeting three times during the year ended December 31, 1998. The Board of Directors does not have a nominating committee or any committee performing similar functions. All members of the Board of Directors attended more than 75% of the meetings, except for Kevin Kalkhoven, who served on the Board of Directors prior to May 1998 and did not stand for reelection at the May 28, 1998 Annual Meeting of Stockholders.

    The Audit Committee, which currently consists of Messrs. Green, Poppel and Smorada, held nine meetings during 1998, four of which were meetings in person and five were held by telephone conference call. Through April 1998, the Audit Committee included Mr. Kalkhoven who did not stand for reelection in 1998 and from May 1998 through August 1998, it included Mr. Heitt. Mr. Green joined the Audit Committee in August 1998. The Audit Committee is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal controls. All members of the Audit Committee attended more than 75% of its meetings except for Mr. Green who attended 67% of the meetings subsequent to his appointment and Mr. Kalkhoven who attended no meetings.

    The Compensation Committee, which currently consists of Messrs. Graf, Heitt, Milligan and Poppel, held ten meetings during 1998, four of which were meetings in person and six were held by telephone conference call. The Compensation Committee reviews and approves the Company's executive compensation policies and approves all stock option grants. All members of the Compensation Committee attended more than 75% of the meetings.

DIRECTOR COMPENSATION

    Prior to August 5, 1998, Compensated Directors (directors who were not employees of the Company or employees or directors of Axel Johnson), received compensation for their services as directors at the rate of $1,500 per quarter and $1,000 per Board of Directors or committee meeting attended in person. Beginning August 5, 1998, Compensated Directors receive compensation for their services as directors at the rate of $1,500 per quarter and $1,500 per Board of Directors meeting attended plus $500 for each telephonic Board of Directors meeting held in a quarter after the first such meeting, for which no compensation is paid. Generally, Compensation Committee and Audit Committee meetings are held quarterly at the time of the Board of Director meetings. Beginning August 5, 1998, Committee chairs who are Compensated Directors receive compensation for their services of $1,500 per year and Committee members who are Compensated Directors receive compensation of $1,000 per year. Directors are not compensated for attending committee meetings.

    Compensated Directors participate in the Company's Stock Option Plan for Non-Employee Directors (the "Directors' Plan"). Under the Directors' Plan, upon joining the Board, Compensated Directors are automatically granted an initial option to purchase 18,000 shares of the Company's Class A Common Stock, with an exercise price equal to the fair market value of the Company's Class A Common Stock on the date of grant. Pursuant to the terms of the Directors' Plan, Compensated Directors receive thereafter annual options to purchase 6,000 shares of the Company's Class A Common Stock, with an exercise price equal to the then fair market value of the Company's Class A Common Stock on the date of grant. A grant of options to purchase 6,000 shares each of Class A Common Stock was made to Messrs. Poppel and Heitt at an exercise price equal to the then fair market value of the Class A Common Stock on the date of the 1998 Annual Meeting of Stockholders. Pursuant to the Directors' Plan, on August 5, 1998, Mr. Green was granted an option to purchase 18,000 shares of Class A Common Stock at an exercise price equal to the then fair market value of the Company's Common Stock on the date of grant, which option vests in three equal installments on the date of each of the three Annual Meetings of Stockholders following the grant.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

    The six candidates receiving the highest number of "FOR" votes shall be elected to the Company's Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors, and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES SET FORTH ABOVE.

                                  PROPOSAL TWO
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1999. This appointment is being presented to the stockholders for ratification at the meeting. If the stockholders reject the appointment, the Board of Directors will reconsider its selection.

    PricewaterhouseCoopers LLP has audited the Company's financial statements since 1993 and performed reviews from 1987 through 1992. Its representatives are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

    The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting will be required to approve the ratification of the Board's appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the year ending December 31, 1999.

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDED DECEMBER 31, 1999 AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.

                             ADDITIONAL INFORMATION

EXECUTIVE COMPENSATION

    The following table sets forth information regarding the compensation of the Company's Acting Chief Executive Officer, each of the other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 during the year ended December 31, 1998, an individual who served as the Company's Chief Executive Officer during part of 1998 and two individuals who were two of the Company's most highly compensated executive officers but were not serving as executive officers at the end of 1998 (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company for the years ended December 31, 1998, 1997 and 1996:

                                                                                   LONG-TERM COMPENSATION
                                                        SUMMARY COMPENSATION
                                                               TABLE               ----------------------
                                                        ANNUAL COMPENSATION        LONG-TERM   SECURITIES    ALL OTHER
                                          FISCAL    ----------------------------   INCENTIVE   UNDERLYING   COMPENSATION
NAME                                       YEAR      SALARY($)       BONUS(1)($)   PLAN(2)($)  OPTIONS(#)       ($)
----------------------------------------  ------    -----------      -----------   ---------   ----------   ------------
George M. Donohoe.......................   1998         219,916(7)          --           --      88,500        11,312(10)
  Acting Chief Executive                   1997         180,043(7)      51,410           --      12,500        11,845(10)
  Officer                                  1996         198,550(7)      60,542       31,946      35,000        11,123(10)

Bruce D. Horn...........................   1998         132,987             --           --      44,000        11,718(11)
  Vice President, Finance and              1997         118,652         50,000           --      10,000         9,719(11)
  Chief Financial Officer                  1996         107,500         60,000       23,340      25,000         3,870(11)

Stephen A. Gartner(3)...................   1998         172,921(8)          --           --      44,500         5,181(12)
  Vice President, Sales                    1997         142,602(8)          --           --       4,000         4,889(12)
                                           1996         133,428(8)       8,803           --      10,500         4,170(12)

Jeffrey W. Reedy........................   1998         140,302             --           --      57,500         4,503(13)
  Vice President, Engineering              1997         125,583         51,410           --      12,500         6,052(13)
  Network Systems Group                    1996         108,260         69,966      118,153      35,000         3,420(13)

Amin Pessah(3)..........................   1998         194,307(9)          --           --      57,000         5,284(14)
  Vice President and General               1997         178,368(9)      15,027           --       5,000         3,489(14)
  Manager, Digital Access Group            1996         192,549(9)      21,463           --      15,000         3,420(14)

Deborah M. Soon(4)......................   1998         252,935             --           --          --        19,528(15)
  Former President and Chief               1997         213,375        138,503           --      40,000        13,610(15)
  Executive Officer                        1996         179,159        166,287      401,306     115,000        12,510(15)

Paul A. Strudwick(5)....................   1998         120,101             --           --          --        50,079(16)
  Former Vice President,                   1997         125,063         60,000           --      12,500        10,361(16)
  Strategic Planning                       1996         109,602         69,817       39,270      35,000         8,879(16)

William H. Cory(6)......................   1998         124,718             --           --          --        76,297(17)
  Former Vice President,                   1997         122,172         38,500           --      12,500         4,777(17)
  Operations                               1996         113,503         69,817       36,621      35,000         3,457(17)

------------------------

(1) Represents bonuses earned in the year indicated and paid in the following year.

(2) Eligible executives of the Company had historically participated in the Axel Johnson Long-Term Incentive Plan (the "Long-Term Incentive Plan"). This Long-Term Incentive Plan was eliminated for Larscom employees upon consummation of the Company's initial public offering. The goal of the Long-Term Incentive Plan was to focus executives on producing superior long-term returns for the Company over a period longer than one year. The Compensation Committee of Axel Johnson's Board of Directors selected the participants and established the performance targets and associated formulas for awards under the Long-Term Incentive Plan. The length of performance cycles under the Long-Term Incentive Plan varied from three to five years and performance awards have historically been paid in cash at the end of each performance cycle. Certain executives of the Company were also participants in an alternative long-term incentive plan for the 1994 to 1996 performance cycle based on higher performance levels which, if met, would have provided up to approximately $300,000 in additional cash in lieu of both the regular Long-Term Incentive Plan payment and the 1996 Annual Bonus Plan. Upon the discontinuation of the Long-Term Incentive Plan, participating executives received payments in both cash and stock as follows:

                                                                PAID IN STOCK AT A PRICE OF
                                                PAID IN CASH         $12 PER SHARE (*)
                                               --------------  ------------------------------
NAME                                           1994-1996 PLAN  1995-1999 PLAN  1996-2000 PLAN
---------------------------------------------  --------------  --------------  --------------
George M. Donohoe............................             --     $   18,700      $   13,246
Bruce D. Horn................................             --         14,025          10,597
Jeffrey W. Reedy.............................   $     66,884         32,725          18,544
Deborah M. Soon..............................        278,821         74,800          47,685
Paul A. Strudwick............................             --         23,375          15,895
William H. Cory..............................             --         23,375          13,246

------------------------

 (*) A total of 25,518 shares were issued in March 1997 to the Named Executive
     Officers related to these Plans.

 (3) Mr. Gartner and Mr. Pessah were appointed as officers of the Company in May 1998.

 (4) Ms. Soon ceased to be an officer of the Company in October 1998 and entered into a severance agreement with the Company. See "Employment Contracts, Severance and Change in Control Arrangements."

 (5) Mr. Strudwick ceased to be an officer and an employee of the Company in October 1998.

 (6) Mr. Cory ceased to be an officer and an employee of the Company in September 1998.

 (7) Includes sales commissions of $23,881, $67,849 and $108,093 in 1998, 1997 and 1996, respectively.

 (8) Includes sales commissions of $61,053, $67, 133 and $61,418 in 1998, 1997, and 1996, respectively.

 (9) Includes sales commissions of $38,768, $86,569 and $106,002 in 1998, 1997 and 1996, respectively.

 (10) Includes the matching contribution under the Company's 401k plan which the Company made on behalf of the Named Officer of $3,686, $3,445 and $3,420 in 1998, 1997 and 1996, respectively, an automobile allowance of $6,209, $6,942 and $7,703 paid in 1998, 1997 and 1996 respectively and other benefits of $1,417 and $1,458 in 1998 and 1997, respectively.

 (11) Includes the matching contribution under the Company's 401k plan which the Company made on behalf of the Named Officer of $4,788, $4,266 and $3,870, in 1998, 1997 and 1996, respectively, an automobile allowance of $6,930, $2,424 in 1998 and 1997, respectively and other benefits of $3,029 in 1997.

 (12) Includes the matching contribution under the Company's 401k plan which the Company made on behalf of the Named Officer of $5,181, $4,889 and $3,420 in 1998, 1997 and 1996, respectively, and an automobile allowance of $750 in 1996.

 (13) Includes the matching contribution under the Company's 401k plan which the Company made on behalf of the Named Officer of $4,504, $4,309 and $3,420 in 1998, 1997 and 1996, respectively and other benefits of $1,743 in 1997.

 (14) Includes the matching contribution under the Company's 401k plan which the Company made on behalf of the Named Officer of $3,663, $3,489 and $3,420 in 1998, 1997 and 1996, respectively, and other benefits of $1,621 in 1998.

 (15) Includes the matching contribution under the Company's 401k plan which the Company made on behalf of the Named Officer of $5,760, $5,700 and $5,395 in 1998, 1997 and 1996, respectively, an automobile allowance of $12,067, $6,396 and $7,115 paid in 1998, 1997 and 1996 respectively, and other benefits of $1,701 and $1,514 in 1998 and 1997, respectively.

 (16) Includes the matching contribution under the Company's 401k plan which the Company made on behalf of the Named Officer of $4,324, $4,502 and $3,946 in 1998, 1997 and 1996, respectively, an automobile allowance of $6,194, $4,446 and $4,933 in 1998, 1997 and 1996 respectively, a severance payment of $36,980 in 1998 and other benefits of $2,581 and $1,413 in 1998 and 1997, respectively.

 (17) Includes the matching contribution under the Company's 401k plan which the Company made on behalf of the Named Officer of $3,619, $3,446 and $3,457 in 1998, 1997 and 1996, respectively, other benefits of $865 and $1,331 in 1998 and 1997, respectively, and a severance payment of $71,813 in 1998.

OPTION GRANTS AND EXERCISES

    The following table sets forth each grant of stock options made during the year ended December 31, 1998 to each of the Named Executive Officers:

                                            OPTION GRANTS IN THE YEAR ENDED DECEMBER 31,       POTENTIAL REALIZABLE VALUE
                                                                                             ------------------------------
                                                                1998
                                                         INDIVIDUAL GRANTS                   ASSUMING ANNUAL
                                          ------------------------------------------------   RATES OF STOCK
                                                       % OF TOTAL                                 PRICE
                                          NUMBER OF     OPTIONS                               APPRECIATION    USING BLACK-
                                          SECURITIES   GRANTED TO                            FOR OPTION TERM     SCHOLES
                                          UNDERLYING   EMPLOYEES    EXERCISE                       (2)           OPTION
                                           OPTIONS     IN FISCAL      PRICE     EXPIRATION   ---------------  PRICING MODEL
NAME                                       GRANTED      YEAR(1)     ($/SHARE)      DATE      5%($)   10%($)      ($)(3)
----------------------------------------  ----------   ----------   ---------   ----------   ------  -------  -------------
George M. Donohoe.......................    15,000        0.7%        2.000       12/7/08    18,867   47,812     15,500
                                            60,500(4)     2.6%        1.750       11/2/08    63,529  163,873     44,252
                                            13,000        0.6%        8.188       2/18/08    66,938  169,634     58,942

Bruce D. Horn...........................     9,000        0.4%        1.719      11/19/08     9,729   24,254      8,017
                                            35,000        1.5%        1.750       11/2/08    36,752   94,803     26,656

Stephen A. Gartner......................    10,000        0.4%        1.719      11/19/08    10,809   27,393      8,908
                                            24,500(4)     1.1%        1.750       11/2/08    25,727   66,362     16,918
                                            10,000        0.4%        6.813       6/26/08    42,847  108,582     35,813

Jeffrey W. Reedy........................    10,000        0.4%        1.719      11/19/08    10,809   27,393      8,908
                                            47,500(4)     2.1%        1.750       11/2/08    49,878  128,661     36,262

Amin Pessah.............................    11,000        0.5%        1.719      11/19/08    11,890   30,133      9,798
                                            33,000(4)     1.4%        1.750       11/2/08    34,652   89,385     23,280
                                            13,000        0.6%        8.188       2/18/08    66,938  169,634     58,942

Deborah M. Soon(5)......................        --         --            --            --        --       --         --

Paul A. Strudwick(6)....................        --         --            --            --        --       --         --

William H. Cory(7)......................        --         --            --            --        --       --         --

------------------------

(1) A total of 2,295,825 options were granted to employees and directors during the year ended December 31, 1998 under the Stock Incentive Plan, of which 1,387,325 were granted as a result of cancellation and replacement of options.

(2) The dollar amounts in these columns are the results of calculations at the five percent and ten percent rates set by the SEC and are not intended to predict future appreciation of the Company's securities. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% annual rate of compounded stock price appreciation or at any other defined level. Unless the market value of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(3) In determining the potential realizable value using the Black-Scholes option pricing model the following assumptions were made: a risk free interest rate of 4.54%, an average expected option life of 3.61 years, an expected volatility of 70% and a zero dividend yield.

(4) Represents new options granted in November 1998 in exchange for previously outstanding options. Exercise price of new options exceeded market price of Common Stock on date of grant.

(5) Ms. Soon ceased to be an officer of the Company in October 1998.

(6) Mr. Strudwick ceased to be an officer and an employee of the Company in October 1998.

(7) Mr. Cory ceased to be an officer and an employee of the Company in September 1998.

    The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during 1998, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by stock options as of December 31, 1998, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option on December 31, 1998.

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                       OPTIONS AT             IN-THE-MONEY OPTIONS
                                       SHARES                       FISCAL YEAR END            AT FISCAL YEAR END
                                      ACQUIRED       VALUE     --------------------------  --------------------------
NAME                                 ON EXERCISE   REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
George M. Donohoe..................          --           --           --         75,500           --             --
Bruce D. Horn......................          --           --           --         44,000           --             --
Stephen A. Gartner(1)..............          --           --           --         34,500           --             --
Jeffrey W. Reedy...................          --           --           --         57,500           --             --
Amin Pessah(1).....................          --           --           --         44,000           --             --
Deborah M. Soon(2).................          --           --       54,000        101,000           --             --
Paul A. Strudwick(3)...............          --           --        7,000             --           --             --
William H. Cory(4).................          --           --           --             --           --             --

------------------------

(1) Mr. Gartner and Mr. Pessah were appointed officers of the Company in May
    1998.

(2) Ms. Soon ceased to be an officer of the Company in October 1998.

(3) Mr. Strudwick ceased to be an officer and an employee of the Company in October 1998.

(4) Mr. Cory ceased to be an officer and an employee of the Company in September 1998.

TEN-YEAR OPTION REPRICINGS

    The following table sets forth certain information with respect to the Company's exchange of certain outstanding options with certain of its officers in November 1998.

                         TEN YEAR OPTION/SAR REPRICINGS

                                                                                                                LENGTH OF
                                                                                                                ORIGINAL
                                                                                                                 OPTION
                                              NUMBER OF    NUMBER OF     MARKET                                   TERM
                                             SECURITIES   SECURITIES    PRICE OF     EXERCISE                   REMAINING
                                             UNDERLYING   UNDERLYING    STOCK AT     PRICE AT       NEW        AT DATE OF
                                               OPTIONS      OPTIONS      TIME OF     TIME OF     EXERCISE       EXCHANGE
NAME AND PRINCIPAL POSITION         DATE      EXCHANGED     ISSUED      EXCHANGE     EXCHANGE      PRICE       (IN YEARS)
--------------------------------  ---------  -----------  -----------  -----------  ----------  -----------  ---------------
George M. Donohoe...............    11/2/98      35,000       35,000    $  1.7190   $  12.0000   $   1.750              8
  Acting Chief Executive            11/2/98      12,500       12,500       1.7190      11.1250       1.750              9
  Officer                           11/2/98      13,000       13,500       1.7190       8.1875       1.750              9

Bruce D. Horn...................    11/2/98      25,000       25,000       1.7190      12.0000       1.750              8
  Vice President, Finance           11/2/98      10,000       10,000       1.7190      11.1250       1.750              9
  and Chief Financial Officer

Stephen A. Gartner..............    11/2/98      10,500       10,500       1.7190      12.0000       1.750              8
  Vice President, Sales             11/2/98       4,000        4,000       1.7190      11.1250       1.750              9
                                    11/2/98      10,000       10,000       1.7190       6.6130       1.750              9

Rebecca C. Horn.................    11/2/98      35,000       35,000       1.7190       2.3750       1.750              9
  Vice President and General
  Manager, Network Systems Group

Jeffrey W. Reedy................    11/2/98      35,000       35,000       1.7190      12.0000       1.750              8
  Vice President,                   11/2/98      12,500       12,500       1.7190      11.1250       1.750              9
  Engineering Network Systems
  Group

Amin Pessah.....................    11/2/98      15,000       15,000       1.7190      12.0000       1.750              8
  Vice President and                11/2/98       5,000        5,000       1.7190      11.1250       1.750              9
  General Manager, Digital          11/2/98      13,000       13,000       1.7190       8.1875       1.750              9
  Access Group

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors currently consists of Messrs. Graf, Heitt, Milligan and Poppel. None of the members of the Compensation Committee was or is an officer or employee of the Company. No interlocking relationship exists between any member of the Company's Compensation Committee and member of any other company's board of directors or compensation committee.

EMPLOYMENT CONTRACTS, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

    Pursuant to an agreement dated as of October 6, 1998, the Company agreed to provide certain continuing employee benefits to Deborah Soon when she ceased to be employed as the Company's Chief Executive Officer. Pursuant to the agreement, Ms. Soon remained an employee of the Company through March 31, 1999 and received salary continuation through such date of her base salary and other employee benefits in effect as of September 30, 1998. The Company also agreed to continue to pay Ms. Soon's base salary, on the Company's regular payroll dates, from April 1, 1999 until the earlier of September 30, 1999 or such time as Ms. Soon accepts employment with another company or enters into certain consulting arrangements. The Company also agreed to pay up to $15,000 for outplacement services with a provider of Ms. Soon's choice.

    Pursuant to letters dated December 11, 1998 and December 31, 1998 from the Chairman of the Compensation Committee of the Company's Board of Directors to Mr. Donohoe, if upon the Company's hiring of a new Chief Executive Officer, Mr. Donohoe is asked to end his employment with the Company for reasons other than for cause, the Company has agreed to continue Mr. Donohoe's employment for a period of twelve months or, if sooner, such date as Mr. Donohoe obtains other employment.

               RELATIONSHIP BETWEEN THE COMPANY AND AXEL JOHNSON

    Prior to the Company's initial public offering in December 1996, the Company was a wholly owned subsidiary of Axel Johnson. As the sole stockholder, Axel Johnson was responsible for providing the Company with financial, management, administrative and other resources. Furthermore, Axel Johnson maintained substantial control over the day-to-day operations of the Company.

    Services provided to the Company by Axel Johnson include significant management functions and services, including treasury, accounting, tax, internal audit, legal, human resources and other support services. The Company was charged and/or allocated expenses of $425,000, $622,000 and $527,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The costs of these services were directly charged and/or allocated using methods that the Company's management believes are reasonable. Such charges and allocations are not necessarily indicative of the costs the Company would have incurred to obtain these services had it been a separate entity. Neither Axel Johnson nor the Company has conducted any study or obtained any estimates from third parties to determine what the cost of obtaining such services from third parties may have been.

    The Company and Axel Johnson entered into a number of agreements prior to the Company's initial public offering for the purpose of defining the ongoing relationship between them. These agreements were negotiated in the context of a parent-subsidiary relationship and therefore are not the result of negotiations between independent parties. It is the intention of the Company and Axel Johnson that such agreements and the transactions provided for therein maintain certain mutually beneficial arrangements on overall terms which the Company and Axel Johnson believe to be at least as favorable to Larscom as could have been obtained from unrelated third parties. However, because of the complexity of the various relationships between the Company and Axel Johnson, there can be no assurance that the terms of any individual element of such arrangements are as favorable to the Company as could have been obtained from unaffiliated third parties. The following summaries address all material provisions of such agreements. While these agreements will provide the Company with certain benefits, the Company is only entitled to the ongoing assistance of Axel Johnson for a limited time and it may not enjoy benefits from its relationship with Axel Johnson beyond the term of the agreements.

    Subsequent to the Company's initial public offering, the Company adopted a policy that all future agreements between the Company and Axel Johnson will be on terms that the Company believes are no less favorable to the Company than the terms the Company believes would be available from unaffiliated parties. In that regard, the Company intends to follow the procedures provided by the Delaware General Corporation Law (the "DGCL") which include a vote to affirm any such future agreements by a majority of the Company's directors who are not employees of Axel Johnson (even though such directors may be less than a quorum). There can be no assurance that any such arrangements or transactions will be the same as that which would be negotiated between independent parties.

    The following is a summary of certain arrangements between the Company and Axel Johnson that became effective upon consummation of the Company's initial public offering.

ADMINISTRATIVE SERVICES AGREEMENT

    The Company and Axel Johnson entered into an administrative services agreement (the "Services Agreement") effective since the consummation of the Company's initial public offering, pursuant to which Axel Johnson continues to provide limited services to the Company, including treasury, accounting, tax, internal audit, legal and human resource functions.

    Each service under the Services Agreement was initially provided for a period of two years. In 1998 the Company unilaterally extended the term for an additional year, in accordance with the Service Agreement. However, to the extent legally permissible, the Company may terminate any individual service or all services that it receives under the Services Agreement at any time upon 45 days prior written notice. Otherwise, the Services Agreement shall terminate upon the earlier of, among other things, (i) three years after the consummation of the Company's initial public offering or (ii) the date which Axel Johnson owns less than 50% of the voting control of the Company; provided, however, that if such reduction in voting control results from a sale or transfer of Class B Common Stock by Axel Johnson, the services shall continue to be provided for a period of 90 days thereafter. The Company is obligated to take all steps necessary to obtain its own administrative and support services prior to the termination of the Services Agreement.

    The Company is obligated to pay fees established in the Services Agreement based upon the type and amount of services rendered. Axel Johnson charged an annual fee of $425,000 for all of the services that it provided under the Services Agreement for 1998. These fees will be approximately $438,000 for 1999. In addition, the Company reimburses Axel Johnson for any out-of-pocket expenses it incurs in connection with providing the services.

    Axel Johnson incurred various costs related to services provided to the Company which were charged to the Company. These are as follows:

                                                                                      1998
                                                                                  ------------
Pension and thrift plan.........................................................  $  2,563,000
Health insurance................................................................       828,000
Property, liability and general insurance.......................................       857,000
Other charges...................................................................       303,000

    Larscom participates in the centralized cash management system operated by Axel Johnson. Under this system all payments made by Larscom are settled by Axel Johnson and all receipts from customers are remitted to Axel Johnson. Cash payments made, net of cash remittances were $7,305,000 during 1998.

TAX SHARING AGREEMENT

    The Company and Axel Johnson entered into a tax sharing agreement (the "Tax Sharing Agreement") effective since the consummation of the Company's initial public offering, pursuant to which the Company has made a payment to Axel Johnson of an amount in respect of taxes shown as due attributable to the operations of the Company on the consolidated federal income tax return filed along with Axel Johnson for the short period commencing on January 1, 1996 and ending on the date on which the Company ceased to be a member of the Axel Johnson consolidated group, December 19, 1996. For the period subsequent to the initial public offering the Company filed combined state income tax returns with Axel Johnson or its subsidiaries, pursuant to which appropriate payments were made by or to the Company. Axel Johnson will indemnify the Company from liability for certain matters, including, net of corresponding tax benefits, any federal, state or local income or other taxes attributable to any affiliated or combined group of which the Company is a member for any period ending after the Company's initial public offering. The Company has agreed to indemnify Axel Johnson and its subsidiaries from liability for certain matters, including any federal, state or local income or other taxes attributable to the operations of the Company subsequent to the Company's initial public offering. Subsequent to the Company's initial public offering, the Company has made its own tax filings, with assistance provided by Axel Johnson under the Services Agreement.

CREDIT AGREEMENT

    The Company and Axel Johnson entered into a credit agreement, pursuant to which Axel Johnson has agreed to provide a revolving credit/working capital facility (the "Credit Agreement") to the Company in an aggregate amount of $15,000,000. The Credit Agreement expires in December 2000. Any loans thereunder bear interest during each calendar quarter at a rate per annum equal to the sum of the three month London Interbank Offered Rate (LIBOR), plus 2.0% initially on the date when the loan is made and adjusted thereafter on the first business day of each calendar quarter. Additionally, the Company is required to pay a commitment fee of 0.5% per annum on the unused portion of the Credit Agreement. The Company is required to maintain compliance with certain covenants under the Credit Agreement. As of December 31, 1998, $15,000,000 was available, and during 1998, 1997 and 1996, no borrowings were made under the Credit Agreement.

    The Credit Agreement contains various representations, covenants and events of default typical for financing of a similar size and nature. As a condition to borrowing pursuant to the Credit Agreement, Larscom must be able to represent that, among other things, it is duly incorporated and has the corporate authority to enter into the Credit Agreement, there are no conflicts with the Certificate of Incorporation or Bylaws or any contract of Larscom, there has been no material adverse change in the financial condition or results of operations of Larscom since November 20, 1998 and that there is no pending or threatened litigation that would have a material adverse effect on the Company. Larscom covenants to, among other things, keep its legal existence in effect, cause to be done all things necessary to maintain and operate its business in substantially the same manner, pay all indebtedness and other obligations, provide Axel Johnson with certain financial information and to use the proceeds of the loans for the purposes set forth in the Credit Agreement. The events of default under the Credit Agreement include any failure to pay punctually any principal or interest due under the Credit Agreement, any act of insolvency of Larscom and any sale by Larscom of all or substantially all of its assets. Upon an event of default, the line of credit shall become payable in full.

    The Credit Agreement also permits Axel Johnson to require, upon 90 days written notice, a mandatory prepayment of all, or a portion of all outstanding loans and to terminate the Credit Agreement in the event that Axel Johnson (i) owns less than the majority of the outstanding voting stock of Larscom or (ii) nominates less than a majority of the persons to be elected to the Board of Directors of Larscom.

                      REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee administers all of the Company's stock option plans, which include the Stock Option Plan for Non-Employee Directors, the Stock Incentive Plan, and the Employee Stock Purchase Plan. The Compensation Committee also recommends to the Board salaries, bonuses, benefits and other remuneration payable to the officers and key employees of the Company. The members of the Compensation Committee are Paul E. Graf, Donald G. Heitt, Lawrence D. Milligan and Harvey L. Poppel, none of whom is employed by the Company.

COMPENSATION PHILOSOPHY

    The Company operates in the competitive and rapidly changing environment of high technology businesses. The Committee seeks to establish compensation policies that allow the Company flexibility to respond to changes in its business environment. The Company's compensation philosophy is based on the belief that achievement in this environment is enhanced by the coordinated efforts of all individuals working toward common objectives. The goals of the Company's compensation program are to align compensation with the Company's business objectives and performance, to foster teamwork and to enable the Company to attract, retain and reward employees who contribute to the Company's long-term success.

COMPENSATION COMPONENTS

    The Company's executive officers are compensated with a salary, and are eligible for bonus and stock option awards. The Committee assesses the past performance and anticipated future contribution, and considers the total compensation (earned or potentially available) of each executive officer in establishing each element of compensation. To that end the Company has provided incentives to its executive officers in the following three ways:

    1) BASE SALARY. The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions based on industry surveys made available to the Compensation Committee.

    2) CASH BONUS. The Company's executive cash bonus plan is designed to reward executive officers based on the financial performance of the Company during the year. Under the plans, cash bonuses are determined based upon the Company's achievement against specific financial performance objectives. This plan emphasizes the Compensation Committee's belief that, when the Company is successful, the executives should be appropriately compensated. Conversely, if the Company is not profitable, no bonuses are paid, absent extraordinary circumstances. No bonuses have been or will be paid to executive officers based on the financial performance of the Company during 1998.

    3) STOCK OPTIONS. The principal equity components of executive compensation are options granted under the Company's Stock Incentive Plan. Stock options are generally granted when an executive joins the Company with additional options granted from time to time for promotions and performance. The initial option granted to an executive vests over a period of four years. The Compensation Committee believes that the stock option participation provides a method of retention and motivation for the senior level executives of the Company and also aligns senior management's objectives with long-term stock price appreciation. Executives are also eligible to participate in the Employee Stock Purchase Plan pursuant to which stock may be purchased at 85 percent of the lower of the closing sale price for the Class A Common Stock as reported on the NASDAQ National Market at the beginning or end of each six month offering period subject to various limitations on the number of shares that can be purchased.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    Mr. Donohoe was appointed as Acting Chief Executive Officer of the Company by the Board of Directors in October 1998 and his annual salary was increased to $245,000. Mr. Donohoe's compensation for 1998 reflects the Compensation Committee's evaluation of his overall leadership skills and the significant experience he brings to the Company as its Acting Chief Executive Officer. In determining Mr. Donohoe's compensation, the

    Compensation Committee considered, among other factors, the importance of maintaining stability at the executive level within the Company, Mr. Donohoe's previous experience in the industry and his length of service with the Company.

    In October 1998, Deborah M. Soon ceased to be employed as the Company's Chief Executive Officer. The Company agreed to pay Ms. Soon her base salary plus benefits through March 31, 1999. The Company will continue to pay Ms. Soon's base salary beginning April 1, 1999 and continuing until the earlier of September 30, 1999 or such time as Ms. Soon obtains employment with another company or enters into certain consulting arrangements. At the time she ceased to be employed by the Company Ms. Soon's annual salary was $245,000.

    The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and proposed regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                            STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative total return to stockholders on the Company's Class A Common Stock from December 24, 1996 through December 31, 1998, to the cumulative total return over such period of (i) The NASDAQ Stock Market (U. S. Companies) and (ii) the NASDAQ Telecom Index. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

    The graph assumes that $100 was invested on the date of the Company's initial public offering, December 24, 1996, in the Company's Class A Common Stock at the initial public offering price of $12.00 per share in each index. No dividends have been declared or paid on the Company's Class A Common Stock. Stockholder returns over the period indicated should not be considered indicative of future stockholder returns.

  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG LARSCOM INCORPORATED, THE NASDAQ COMPOSITE INDEX AND THE NASDAQ TELECOM INDEX SINCE THE DATE OF THE COMPANY'S
                            INITIAL PUBLIC OFFERING

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              NASDAQ COMPOSITE INDEX     NASDAQ TELECOM INDEX    LARSCOM INCORPORATED
12/24/1996                     $100.00                  $100.00                $100.00
12/31/1996                      $99.37                  $101.66                 $94.79
12/31/1997                     $121.91                  $150.54                 $79.17
12/31/1998                     $171.37                  $245.83                 $12.76

                               SECURITY OWNERSHIP

    The following table sets forth as of April 5, 1999 (except as set forth in the footnotes) certain information known to the company with respect to the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock by (i) each beneficial owner of more than 5% of the outstanding shares of each class of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group.

                                                                SHARES BENEFICIALLY OWNED
                                          ---------------------------------------------------------------------
                                            NUMBER OF        PERCENT OF   NUMBER OF   PERCENT OF    PERCENT OF
                                             CLASS A          CLASS A      CLASS B     CLASS B     TOTAL VOTING
                                           SHARES (1)        SHARES (2)   SHARES (1)  SHARES (2)    POWER (2)
                                          -------------      ----------   ----------  ----------   ------------
Axel Johnson Inc.(3)....................         10,000            *      10,000,000     100.0%        82.8%
State of Wisconsin Investment
  Board(4)..............................      1,450,300         17.4%             --         *          3.0
Kopp Investment Advisors, Inc,(5).......        835,500         10.1              --         *          1.7
Wellington Management Company, LLP(6)...        575,000          6.9              --         *          1.2
Deborah M. Soon.........................         69,022(7)         *              --         *            *
Joseph F. Smorada.......................         39,500            *              --         *            *
Donald G. Heitt.........................         18,000(8)         *              --         *            *
Harvey L. Poppel........................         18,000(8)         *              --         *            *
Paul E. Graf............................         12,500            *              --         *            *
Paul A. Strudwick.......................         11,693            *              --         *            *
Amin Pessah.............................         10,500            *              --         *            *
George M. Donohoe.......................          9,162            *              --         *            *
Jeffrey W. Reedy........................          7,239            *              --         *            *
Donald Green............................          6,000(9)         *              --         *            *
Bruce D. Horn...........................          3,684            *              --         *            *
William H. Cory.........................          1,552            *              --         *            *
Stephen A. Gartner......................          1,490            *              --         *            *
Lawrence D. Milligan....................             --            *              --         *            *
All executive officers and directors as
  a group (15 persons)..................        218,342          2.6%             --         *            *

------------------------

*   Less than 1%

(1) The number of shares beneficially owned includes Class A Common Stock and B Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days of April 5, 1999, including but not limited to, upon exercise of an option.

(2) Percentage of beneficial ownership and voting power is based on 8,313,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock, all of which were outstanding on March 31, 1999. For each individual, this includes Class A Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days of April 5, 1999, including, but not limited to, upon the exercise of an option; however, such Class A Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual.

(3) Based on information provided in a Schedule 13G filed by Axel Johnson with the SEC on February 12, 1997. The address for Axel Johnson is 300 Atlantic Street, Stamford CT 06901-0350. The 10,000 shares of Class A Common Stock are owned of record by Antonia Ax:son Johnson and her spouse. Ms. Johnson is the ultimate owner of Axel Johnson.

(4) Based on information provided in a Schedule 13G/A filed by The State of Wisconsin Investment Board with the SEC on February 2, 1999. The address for The State of Wisconsin Investment Board is P.O. Box 7842, Madison WI 53707.

(5) Based on information provided in a Schedule 13G/A filed by Kopp Investment Advisors, Inc. with the SEC on February 4, 1999. The address for Kopp Investment Advisors, Inc. is 7701 France Avenue South, Suite 500, Edina MN 55435.

(6) Based on information provided in a Schedule 13 G/A filed by Wellington Management Company LLP with the SEC on February 2, 1999. The address for Wellington Management Company LLP is 75 State Street, Boston, MA 02109.

(7) Includes 54,000 shares issuable upon exercise of options to purchase Larscom Class A Common Stock that are exercisable within 60 days of April 5, 1999.

(8) Includes 18,000 shares issuable upon exercise of options to purchase Larscom Class A Common Stock that are exercisable within 60 days of April 5, 1999.

(9) Includes 6,000 shares issuable upon exercise of options to purchase Larscom Class A Common Stock that are exercisable within 60 days of April 5, 1999.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, officers and persons who are directly or indirectly the beneficial owners of more than 10% of the Common Stock of the Company are required to file with the SEC within specified monthly and annual due dates, a statement of their initial beneficial ownership and all subsequent changes in ownership of Common Stock. Rules of the SEC require such persons to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of such forms, the Company believes that Rebecca C. Horn was late in filing reports of her transfer of ownership of the Company's Common Stock.

                                 OTHER MATTERS

    The Company knows of no other matters to be brought before the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

                                                [/S/ BRUCE D. HORN]

                                          Bruce D. Horn

                                          SECRETARY

Dated: April 20, 1999

                             LARSCOM INCORPORATED

                        PROXY/VOTING INSTRUCTIONS CARD

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LARSCOM
            INCORPORATED FOR THE ANNUAL MEETING ON MAY 20, 1999

     The undersigned appoints Paul E. Graf and Joseph F. Smorada and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Larscom Incorporated Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 20, 1999 and at any adjournment or postponement thereof, as indicated on the reverse side.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES SET FORTH IN PROPOSAL 1 AND FOR PROPOSAL 2.

               (Continued and to be signed on the reverse side.)





                                            LARSCOM INCORPORATED
                                            P.O. Box 11396
                                            NEW YORK, N.Y. 10203-0396

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN ITEM 1 AND
                             "FOR" ITEM 2.

1. Election of Directors     FOR all nominees  /X/    WITHHOLD AUTHORITY to vote     /X/    EXCEPTIONS  /X/
                             listed below             for all nominees listed below.

Nominees: Paul F. Graf, Donald G. Heitt, Harvey L. Poppel, Joseph F. Smorada, Donald Green, Lawrence D. Milligan
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED
BELOW.)
Exceptions _____________________________________________________________________

2. To ratify and approve the selection by the Board of Directors of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending December 31, 1999.

   FOR  /X/       AGAINST  /X/        ABSTAIN  /X/

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.



              CHANGE OF ADDRESS AND/
              OR COMMENTS MARK HERE    /X/


Please sign exactly as your name appears in the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Dated: ____________________________________________, 1999

Signature _______________________________________________

_________________________________________________________
Signature

VOTES MUST BE INDICATED
(X) IN BLACK OR BLUE INK.   /X/

  SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.